Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES FIRST QUARTER REVENUE ESTIMATE

DALLAS, TX, April 13, 2015 -- Natural Health Trends Corp. (Nasdaq: NHTC) estimates revenue for the quarter ended March 31, 2015 to be $40.9 million. The Company also estimates that its deferred revenue at March 31, 2015 was $10.2 million, compared to $2.7 million at December 31, 2014. In the first quarter of 2014, revenue was $23.2 million, with deferred revenue of $7.9 million at March 31, 2014 and $2.6 million at December 31, 2013.

Increase in quarter end deferred revenue compared to a year ago was attributable to the rapid increase in total orders, the Chinese New Year falling on a later date this year compared to last year and the labor strife on the U.S. West Coast.

The revenue estimate is preliminary and has not been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company's first quarter financial results in May. In addition, the Company's quarterly financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 6, 2015, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Scott Davidson

Chief Financial Officer

Natural Health Trends Corp.

Tel: 972-241-4080

scott.davidson@nhtglobal.com